Exhibit 5.1

Sidley Austin LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX

January 15, 2025

Hennessy Capital Investment Corp. VII

195 US Hwy 50, Suite 309

Zephyr Cove, Nevada 89448

Re:	Hennessy Capital Investment Corp. VII – Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (File No. 333-283087) filed by Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 3 being filed with the SEC on the date hereof (as so amended, the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of (i) 20,125,000 units of the Company (including an aggregate of up to 2,625,000 units that may be sold by the Company pursuant to the exercise of the underwriters’ option to purchase such units under the Underwriting Agreement (as defined below)) (the “Units”), each Unit consisting of one Class A ordinary share, par value $0.0001 per share, of the Company (the “Ordinary Shares”) and one right to receive one-twelfth (1/12) of one Ordinary Share upon the consummation of the Company’s initial business combination (the “Share Rights”) and (ii) 1,677,083 Ordinary Shares issuable upon conversion of the Share Rights included as part of the Units. The Units are to be sold by the Company pursuant to an underwriting agreement among the Company and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, as representative of the several underwriters named therein, the form of which is being filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined (i) the Registration Statement; (ii) the form of the Underwriting Agreement; (iii) the specimen Unit certificate filed as Exhibit 4.1 to the Registration Statement; (iv) the specimen Share Right certificate filed as Exhibit 4.3 to the Registration Statement; and (v) the form of Share Right Agreement to be entered into between the Company and Odyssey Transfer and Trust Company, as share rights agent (the “Share Rights Agent”), filed as Exhibit 4.4 to the Registration Statement (the “Share Rights Agreement”). We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Hennessy Capital Investment Corp. VII

January 15, 2025

Based on the foregoing, we are of the opinion that:

1.        The Units will constitute valid and binding obligations of the Company when: (i) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act; (ii) the Company’s board of directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the Units (and the Ordinary Shares and the Share Rights comprising the Units) as contemplated by the Registration Statement; and (iii) the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers thereof and have been issued by the Company against payment of the agreed consideration therefor in accordance with the terms of the Underwriting Agreement as executed and delivered by the parties thereto.

2.       The Share Rights included in the Units will constitute valid and binding obligations of the Company when: (i) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act; (ii) the Share Rights Agreement shall have been duly authorized, executed and delivered by the Share Rights Agent and duly executed and delivered by the Company; and (iii) the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers thereof and have been issued by the Company against payment of the agreed consideration therefor in accordance with the terms of the Underwriting Agreement as executed and delivered by the parties thereto.

Hennessy Capital Investment Corp. VII

January 15, 2025

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. We advise you that issues addressed by this opinion letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and at all relevant times was, is and will be validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and at all relevant times had, has and will have full right, power and authority to execute, deliver and perform its obligations under such Instrument; (ii) such Instrument has been duly authorized, executed and delivered by each party thereto; and (iii) such Instrument at all relevant times was, is and will be a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, that we make no assumption in clause (iii) insofar as such assumption relates to the Company and is expressly covered by our opinions set forth herein.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP